EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement of First Real Estate Investment Trust of New Jersey (“FREIT”) on Form S-8 (File No. 333-79555) of our reports dated January 10, 2006, on our audits of the consolidated financial statements of First Real Estate Investment Trust of New Jersey and Subsidiaries as of October 31, 2005 and 2004 and for each of the three years in the period ended October 31, 2005 and the audit of FREIT’s internal control over financial reporting and managements assessment of FREIT’s internal control over financial reporting, which reports are included in the 2005 Annual Report of First Real Estate Investment Trust of New Jersey on Form 10-K.

/s/ J.H. COHN LLP

Roseland, New Jersey

January 10, 2006

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